Exhibit 35.1	Servicing Compliance Statement on General Electric Capital Corporation

GE EQUIPMENT MIDTICKET LLC, SERIES 2011-1                            March 15, 2013

10 Riverview Drive

Danbury, CT 06810

Attention:	Capital Markets Operations

Pursuant to Section 2.8 of the Servicing Agreement, dated as of October 5, 2011 (the “Servicing Agreement”), between GE EQUIPMENT MIDTICKET LLC, SERIES 2011-1 and General Electric Capital Corporation, as Servicer, the undersigned hereby certifies that:

(i.)	a review of the activities of the Servicer during the previous fiscal year and of performance under the Servicing Agreement has been made under the supervision of the undersigned; and
(ii.)	to the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Thomas A. Davidson
Name: Thomas A. Davidson
Title: Senior Managing Director, Capital
Markets and authorized officer of the
servicer